Exhibit 99.1

Analyst Contact:

Kurt Abkemeier

investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

Inteliquent Names Matthew Carter, Jr. as Chief Executive Officer

Chicago, June 5, 2015 – Inteliquent, Inc. (NASDAQ: IQNT), a leading provider of voice services, announced today that its Board of Directors has appointed Matthew Carter, Jr. as President and Chief Executive Officer. Mr. Carter will assume his new responsibilities and join the Board of Directors, effective on June 22, 2015. As previously announced by the Company, G. Edward Evans, Inteliquent’s current Chief Executive Officer, will remain as CEO until Mr. Carter assumes his new position.

Prior to joining Inteliquent, Mr. Carter served in various roles at Sprint. From 2010 until November 2014, Mr. Carter served as President of Sprint Corporation’s Enterprise, Emerging and Wholesale Solutions business unit, which provides platform solutions serving a broad range of industries and customers in over 165 countries. Prior to that, Mr. Carter served as president of Boost Mobile, part of Sprint’s prepaid group, from 2008 until 2010. Prior to that, Mr. Carter served as Senior Vice President of Base Management at Sprint from 2006 until 2008. Prior to joining Sprint, Mr. Carter served in senior marketing roles at PNC Financial Services Group, Inc., Leap Wireless International, Inc., Royal Bank of Canada and BellSouth Corporation. Mr. Carter serves on the board of directors of USG Corporation and Apollo Education Management. Mr. Carter also serves on USG’s Compensation and Organization Committee and Governance Committee. Mr. Carter holds a Bachelor’s Degree from Northwestern University and a Master of Business Administration from Harvard Business School.

Jim Hynes, Founder and Chairman of the Board of Director of Inteliquent, stated, “We are thrilled to have successfully completed our executive search to lead the next phase of Inteliquent’s development, and I am confident that Matt’s pedigree and track record of delivering results will be valued by our shareholders, customers, and employees alike. In recent quarters, we have made positive strides in positioning the Company for long-term, profitable growth. We are confident that Matt is the right leader to execute our long-term strategy and drive our next leg of growth, and the Board and I look forward to working closely with him. We thank Ed Evans for his fine work on Inteliquent’s behalf over the past four-plus years and wish him all the best in his future endeavors.”

In response to his appointment by the Board, Mr. Carter stated, “Inteliquent is a great company with a distinguished history as a market leader in the voice services space. I am honored to have been asked to lead the Company and I look forward to working together with the Board, the management team, and all of our talented employees to help Inteliquent achieve its considerable potential and drive long-term, profitable growth for our shareholders.”

The Board was assisted in the search by Howard Fischer Associates.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; the ability of our existing customers to replace some or all of the services we provide with services provided by other vendors by using SIP connections to interconnect with such vendors; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; the risks associated with our ability to successfully develop and market new voice services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new voice services; the ability to develop and provide other new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; matters arising out of or related to the impairment charge and financial forecasting practices that were the subject of an investigation by the Company’s Audit Committee; the possibility that the Securities and Exchange Commission may disagree with the Audit Committee’s findings and may require a restatement of financial statements or additional or different remediation; the possibility of litigation or other actions related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee and related matters; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2014, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately eleven billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.

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